Exhibit 4.1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATUTES OR REGULATIONS OF NON-U.S. JURISDICTIONS OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. ALTHOUGH AN OFFERING STATEMENT ON FORM 1-A FOR A TIER 2 OFFERING HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), THAT OFFERING STATEMENT DOES NOT INCLUDE THE SAME INFORMATION THAT WOULD BE INCLUDED IN A REGISTRATION STATEMENT UNDER THE ACT.

SUBSCRIPTION AGREEMENT

Shares of Class A Common Stock

of

Naoris Quantum Protocol Inc.

This Subscription Agreement (this “Agreement”) relates to the subscription (the “Subscription”) by the undersigned (the “Investor”) to purchase _________________ newly-issued shares of Class A Common Stock, $0.0001 par value per share (the “Shares”), of Naoris Quantum Protocol Inc., a Nevada corporation (the “Company”), for a purchase price of $4.00 per Share, for a total purchase price of $______________ (“Subscription Price”), subject to the terms, conditions, acknowledgments, representations and warranties stated herein and in the offering circular for the sale of the Shares, dated [●], 2026 (the “Offering Circular”), contained in the Company’s offering statement on Form 1-A filed with the Securities and Exchange Commission (the “SEC”). The Offering Circular is available at https://www.naorisquantumprotocol.com/ as well as on the EDGAR website of the SEC. Any capitalized terms used but not defined herein shall have the meanings given to them in the Offering Circular.

The Investor understands that, if it wishes to purchase Shares, the Investor must complete this Agreement and submit the Subscription Price as set forth herein. The Company has the right to reject this Subscription in whole or in part for any reason. The Investor may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive the Investor’s death or disability and shall be binding upon the Investor and the Investor’s heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

Subscription funds will be held in an escrow account (the “Escrow Account”) maintained by and at an FDIC insured bank in compliance with SEC Rule 15c2-4, with funds released to the Company at the closing of the public offering, as described in the Offering Circular. The Escrow Account will be maintained by Enterprise Bank & Trust as the escrow agent (in such capacity, the “Escrow Agent”).

In the event that the Company’s public offering is terminated or the Company does not meet the Minimum Listing Standards by the Termination Date (each as described in the Offering Circular), then the Shares will not be sold to the Investor pursuant to this Agreement, all funds paid by the Investor into the Escrow Account will be returned to the Investor by the Escrow Agent without interest or offset in accordance with Rules 10b-9 and 15c2-4 under the Securities Exchange Act of 1934, as amended, and, upon the return of the funds by the Escrow Agent, this Agreement shall terminate automatically (provided that Sections 11-19 shall survive such termination).

If any portion of the Shares is not sold in the public offering, any funds paid by the Investor for such unsold portion of the Shares will be returned to the Investor by the Escrow Agent promptly, without interest or deduction.

In order to induce the Company to accept this Agreement for the Shares and as further consideration for such acceptance, the Investor hereby makes, adopts, confirms and agrees to all of the following covenants, acknowledgments, representations and warranties with the full knowledge that the Company and its affiliates will expressly rely thereon in making a decision to accept or reject this Agreement:

1.	Type of Ownership.

☐ Individual ☐ Joint ☐ Institution

2.	Investor Information. (Note that the Investor must include a permanent street address even if his, her or its mailing address is a P.O. Box.)

Individual/Beneficial Owner:	Joint-Owner/Minor: (If applicable.)

Name:	Name:

Social Security/Tax ID Number:	Social Security/Tax ID Number:

Street Address:	Street Address:

City:	City:
State:	State:
Postal Code:	Postal Code:
Country:	Country:
Phone Number:	Phone Number:
Email Address:	Email Address:

3.	Investor Eligibility Certifications.

The Investor understands that, to purchase Shares, the Investor must either (a) be an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Act”) or (b) unless the securities issued in the offering are listed on a national securities exchange, limit its investment in the Shares to a maximum of: (i) 10% of its net worth or annual income, whichever is greater, if the Investor is a natural person; or (ii) 10% of its revenues or net assets, whichever is greater, for its most recently completed fiscal year, if the Investor is a non-natural person. For individuals who are not Accredited Investors, if the Shares are not listed on NYSE American, no sale may be made to such Investor in this offering if the aggregate purchase price such Investor pays is more than 10% of the greater of such Investor’s annual income or net worth.

The Investor understands that if the Investor is a natural person, the Investor should determine his or her net worth for purposes of these representations by calculating the difference between his or her total assets and total liabilities. The Investor understands this calculation must exclude the value of his or her primary residence and may exclude any indebtedness secured by his or her primary residence (up to an amount equal to the value of his or her primary residence).

In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

The Investor hereby represents and warrants that the Investor meets the qualifications to purchase Shares because:

☐ If the Investor is a natural person, the aggregate purchase price for the Shares the Investor is purchasing in the offering does not exceed 10% of the Investor’s net worth or annual income, whichever is greater.

☐ If the Investor is a non-natural person, the aggregate purchase price for the Shares the Investor is purchasing in the offering does not exceed 10% of its revenues or net assets, whichever is greater, for its most recently completed fiscal year.

☐ The Investor is an Accredited Investor.

Are you an affiliate of a broker-dealer? ¨☐ Yes ☐ No If yes, you are not eligible to participate under Financial Industry Regulatory Authority Rule 5130.

4.	Revocation of Subscription. The Investor may revoke this subscription at any time prior to the Revocation Deadline (as defined in the Offering Circular) by requesting such revocation in writing by sending an e-mail to the email address set forth in the Offering Circular, in accordance with the provisions of Section 11 of this Subscription Agreement. Following such revocation by the Investor, all funds tendered by such Investor and held at the Escrow Agent shall be returned to the Investor in full, without interest accrued thereon or deduction. For the avoidance of doubt, once the Revocation Deadline has passed, the Investor may not revoke or change Investor’s subscription or request funds tendered by such Investor and held at the Escrow Agent.

5.	Acceptance or Rejection of Subscription. The Investor understands that the Company reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason whatsoever, and to the extent not accepted, unused funds held at the Escrow Agent shall be returned to the Investor in full, without any interest accrued thereon or deduction, and, upon the rejection of the subscription, this Agreement shall be terminated (provided that Sections 12-21 shall survive such termination). The Company will notify the Investor as to whether it has accepted or rejected this subscription within 5 business days following receipt of the complete, executed subscription agreement and funds. The Investor hereby acknowledges that there may be a significant amount of time between such Investor’s subscription and the Company’s acceptance or rejection of such subscription.

6.	Offering Circular. The Investor hereby confirms that the Investor has received the Offering Circular.

7.	Articles of Incorporation. The Investor hereby confirms that the Investor accepts the terms of the Articles of Incorporation of the Company (as amended, restated, or otherwise modified from time to time).

8.	Purchase for Investor’s Own Account. The Investor hereby confirms that the Investor is purchasing the Shares for the Investor’s own account.

9.	Compliance with Laws. The Investor hereby represents and warrants that the Investor is not on, and is not acting as an agent, representative, intermediary or nominee for any person identified on, the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, the Investor has complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

By making the foregoing representations, the Investor has not waived any right of action the Investor may have under federal or state securities law. Any such waiver would be unenforceable. The Company will assert the Investor’s representations as a defense in any subsequent litigation where such assertion would be relevant.

10.	Electronic Signatures. Digital or electronic signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreement’s electronic signature include the Investor signing this Agreement below by typing in the Investor’s name, with the underlying software recording the Investor’s IP address, browser identification, the timestamp, and a securities hash within an SSL encrypted environment.

This electronically signed Agreement will be available to both the Investor and the Company, as well as any associated brokers, so they can store and access it at any time, and it will be stored by and accessible from the Company’s designated servers. The Investor and the Company each hereby consent and agree that electronically signing this Agreement constitutes the Investor’s signature, acceptance and agreement as if actually signed by the Investor in writing. Further, all parties agree that no certification, authority or other third-party verification is necessary to validate any electronic signature; and that the lack of such certification or third-party verification will not in any way affect the enforceability of the Investor’s signature or resulting contract between the Investor and the Company.

The Investor understands and agrees that his, her or its e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding and such transaction shall be considered authorized by the Investor. The Investor agrees that his, her or its electronic signature is the legal equivalent of his, her or its manual signature on this Agreement and the Investor consents to be legally bound by this Agreement’s terms and conditions.

11.	Communications. The Investor and the Company each hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in this Agreement or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery, or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including, but not limited to, such communications being diverted to the recipient’s spam filters by the recipient’s email service provider, or due to a recipient’s change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including, but not limited to, postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to the Investor, and if the Investor desires physical documents then the Investor agrees to be satisfied by directly and personally printing, at the Investor’s own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that the Investor desires.

12.	Delivery Instructions. All Shares will be retained at the Company’s transfer agent, Colonial Stock Transfer Company, Inc., in book entry. Upon closing, the Investor will receive a notice of his, her or its holdings delivered to the address of record above.

13.	Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT BUT NOT INCLUDING CLAIMS UNDER THE FEDERAL SECURITIES LAWS) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BY AGREEING TO THIS WAIVER, THE INVESTOR IS NOT DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

14.	Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted exclusively in the state or federal courts located in the State of Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15.	Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

16.	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Investor may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company, and any such purported assignment without such consent shall be null and void ab initio.

17.	Amendments. This Agreement may be amended or otherwise modified only by a written instrument executed by the Investor and the Company.

18.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

19.	Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Company shall be entitled to specific performance of the agreements and obligations of the Investor hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which the Company may be entitled at law or in equity.

20.	No Strict Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.	Fees and Expenses. Each party will pay its own fees and expenses in connection with this Agreement and transactions contemplated hereby.

R.F. Lafferty & Co., Inc., located at 40 Wall Street, Suite 3602, New York, NY 10005, is serving as the lead selling agent in connection with this offering. Prior to submitting this subscription, the Investor should review information about the selling agent and the offering at https://www.rflafferty.com/.

Information about the Company’s offering, including the Offering Circular and Form 1-A, is available at https://www.naorisquantumprotocol.com/ and on the EDGAR website of the SEC at https://www.sec.gov/.

The Investor acknowledges that the Investor has reviewed the client relationship summary link provided above.

The Investor’s Consent is Hereby Given: By signing this Agreement electronically, the Investor is explicitly agreeing to receive documents electronically including a copy of this signed Agreement as well as ongoing disclosures, communications and notices.

SIGNATURES:

IF THE INVESTOR SET FORTH BELOW IS AN ENTITY, THE UNDERSIGNED HAS THE AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE ENTITY.

Investor:	Issuer:

[●]	Naoris Quantum Protocol Inc.

Name:	Name: David Carvalho
Title (if applicable):	Title: President and Chief Executive Officer
Email:
Date: